Exhibit 99.1

Surmodics Issues Statement on U.S. Federal Trade Commission Challenge to

Proposed Acquisition of Surmodics by Funds Affiliated with GTCR

March 6, 2025 at 9:00 PM EST

EDEN PRAIRIE, Minn.— March 6, 2025 — Surmodics, Inc. (Nasdaq: SRDX), a provider of medical device and in vitro diagnostic technologies to the healthcare industry, today provided the following statement in response to the U.S. Federal Trade Commission’s (“FTC” or the “Agency”) announcement that it will challenge the proposed acquisition of Surmodics (the “Merger”) by funds affiliated with GTCR LLC (“GTCR”), which have an equity investment in Biocoat Inc., a maker of medical coatings:

“Surmodics respectfully disagrees with the FTC’s decision and remains committed to completing the Merger. Surmodics remains confident in both its rationale for the Merger and the value it will bring to all stakeholders, including shareholders, customers and patients. We have worked constructively with the FTC over the last several months to secure regulatory approval for the Merger and are disappointed by its decision to initiate litigation, as the Merger is pro-competitive.”

Surmodics intends to vigorously defend this case in court in order to complete the Merger.

Additional Information About the Pending Acquisition of Surmodics by funds affiliated with GTCR

On May 29, 2024, Surmodics announced it had entered into a definitive merger agreement to be acquired by funds affiliated with GTCR, a leading private equity firm with a long track record of investment expertise across healthcare and healthcare technology. Under the terms of the merger agreement, an affiliate of GTCR will acquire all outstanding shares of Surmodics. Surmodics shareholders will receive $43.00 per share in cash, for a total equity valuation of approximately $627 million. The transaction will be financed through a combination of committed equity from funds affiliated with GTCR and committed debt financing. Upon completion of the transaction, Surmodics will be a privately held company and its common stock will no longer be listed on The Nasdaq Global Select Market.

The Merger was approved by Surmodics’ shareholders at a special meeting held on August 13, 2024.

Safe Harbor for Forward-looking Statements

This communication contains “forward-looking statements” within the meaning of the U.S. federal securities laws. Such statements include anticipated future litigation, ability to consummate the Merger and any other statements and expectations that are not historical facts. Actual results may vary materially from those expressed or implied by forward-looking statements based on a number of factors, including, without limitation: (1) risks related to the consummation of the Merger, including the risks that (a) the parties may not prevail in the pending litigation with the FTC, (b) the Merger may not be consummated within the anticipated time period, or at all, (c) other conditions to the consummation of the Merger under the merger agreement may not be satisfied, (d) all or part of GTCR’s financing may not become available, and (e) the significant limitations on remedies contained in the merger agreement may limit or entirely prevent Surmodics from specifically enforcing GTCR’s obligations under the merger agreement or recovering damages for any breach by GTCR; (2) the effects that any termination of the merger agreement may have on Surmodics or its business, including the risks that (a) Surmodics’ stock price may decline significantly if the Merger is not completed, or (b) the merger agreement may be terminated in circumstances requiring Surmodics to pay GTCR a termination fee; (3) the effects that the announcement or pendency of the Merger and the litigation with the FTC may have on Surmodics and its business, including the risks that as a result (a) Surmodics’ business, operating results or stock price may suffer, (b) Surmodics’ current plans and operations may be disrupted, (c) Surmodics’ ability to retain or recruit key employees may be adversely affected, (d) Surmodics’ business relationships (including, customers, franchisees and suppliers) may be adversely affected, or (e) Surmodics’ management’s or employees’ attention may be diverted from other important matters; (4) the effect of limitations that the merger agreement places on Surmodics’ ability to operate its business, return capital to shareholders or engage in alternative transactions; (5) the nature, cost, and outcome of pending and future litigation (including the current litigation with the FTC) and other legal proceedings, including any such proceedings related to the Merger and instituted against Surmodics and others; (6) the risk that the Merger and related transactions may involve unexpected costs, liabilities, or delays; (7) other economic, business, competitive, legal, regulatory, and/or tax factors; and (8) other factors described under the heading “Risk Factors” in Part I, Item 1A of Surmodics’ Annual Report on Form 10-K for the fiscal year ended September 30, 2024, filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 20, 2024, as updated or supplemented by subsequent reports that Surmodics has filed or files with the SEC. Potential investors, shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Except to the extent required by law, Surmodics does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement whether as a result of new information, future events, changes in assumptions or otherwise.

About Surmodics, Inc.

Surmodics, Inc. is a leading provider of performance coating technologies for intravascular medical devices and chemical and biological components for in vitro diagnostic immunoassay tests and microarrays. Surmodics also develops and commercializes highly differentiated vascular intervention medical devices that are designed to address unmet clinical needs and engineered to the most demanding requirements. This key growth strategy leverages the combination of Surmodics’ expertise in proprietary surface modification and drug-delivery coating technologies, along with its device design, development and manufacturing capabilities. Surmodics’ mission is to improve the detection and treatment of disease. Surmodics is headquartered in Eden Prairie, Minnesota. For more information, visit www.surmodics.com. The content of Surmodics’ website is not part of this press release or part of any filings that it makes with the SEC.

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Surmodics Investor Inquiries:

Jack Powell, Investor Relations

ir@surmodics.com